EXHIBIT 99.1
June 14, 2007
     Collegiate Pacific Completes Management and Board Transition
•	Adam Blumenfeld to Succeed Michael J. Blumenfeld as Chairman

•	Carlson Capital L.P. Buying Michael J. Blumenfeld Shares for $9.25

•	Company Completes CFO Search
Dallas, TX. Collegiate Pacific (AMEX — BOO) today announced that Adam Blumenfeld, the Company’s Chief Executive Officer, will succeed Michael J. Blumenfeld as the Chairman of the Board, effective July 1, 2007. Michael J. Blumenfeld will be stepping down from the Board as previously planned, but will continue to participate with the Company as Director of Corporate Development.
In addition to the conclusion of Mr. Blumenfeld’s service on the Board, the Company received notice today that funds controlled by Carlson Capital L.P., a $3 billion multi-strategy investment firm based in Dallas, TX, have entered into a binding agreement to purchase the entirety of Mr. Blumenfeld’s common stock ownership position in Collegiate Pacific — approximately 1.467 million shares — for $9.25 per share.
Outgoing Chairman Mr. Michael Blumenfeld commented: “I am extremely proud of the organization we have built over the last 10 years at Collegiate Pacific, and I believe the Company has a very bright future ahead of itself. As the founder of this Company, and having worked in the industry for nearly 35 years, stepping down is never easy, but I believe it is best to make a clean financial break as I close the book on this chapter of my life. In selling my shares, I considered not only the absolute price but as importantly the quality and character of the buyer. In the end I believe Carlson Capital will be a terrific, stable, and committed shareholder to the Company.”
William M. Lockhart, Principal and Portfolio Manager of Carlson Capital LP stated: “We are excited to have purchased Michael’s shares in Collegiate Pacific and wish him well in his future endeavors. Our firm has followed the activities and growth of the Company for a long time, and Michael’s departure represents a rare opportunity for our funds to establish a meaningful stake in the business. We believe the next several years will demonstrate the revenue and profit opportunities available from continuing the merger integration work at Collegiate Pacific, and driving organic revenue growth over an increasingly streamlined, customer-focused and efficient organization. We have great faith in Management’s ability to execute its operating plans and look forward to the years ahead.”
The Company also stated today that it had hired Mr. John Pitts, effective July 2, 2007, to join Collegiate Pacific as Senior Vice President — Finance, with the anticipation that Mr. Pitts will succeed Mr. William Estill as Chief Financial Officer upon his currently expected retirement from the Company on or about September 30, 2007. Mr. Pitts was formerly the Chief Financial Officer of Horizon Healthcare (NASD — HORC).
Adam Blumenfeld, CEO, stated: “We appreciate and thank Bill for his many years of contribution and loyal service to the Company and look forward to a smooth transition between now and September 30, 2007. We welcome John Pitts to the organization and look to benefit from his proven track record of success both internally, as it relates to strategic planning and operational improvements, and externally as it relates to communication with existing and potential investors.”
Finally, the Company said today that Robert W. Hampton, a Director of the Company, informed the Board he does not currently plan to stand for re-election to the Board of Directors at the Annual Meeting of Shareholders in December of 2007.
Mr. Hampton stated: “I have greatly enjoyed my time and involvement with Michael, Adam and the Company as a Board member over the years, and am happy to leave the Company in the competent hands of the existing management team and Board of Directors.”
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Collegiate Pacific’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, the ability to successfully complete integration related activities, actions and initiatives by current and potential competitors, and certain other additional factors described in Collegiate Pacific’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Collegiate Pacific’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Collegiate Pacific is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
Contact:
Collegiate Pacific Inc.
Adam Blumenfeld, 972-243-8100

Source: Collegiate Pacific Inc.